Mechanics Bancorp Reports Fourth Quarter and Full Year 2025 Results

Fourth Quarter Highlights
$22.4 billion Total Assets	$124.3 million Net Income	14.07% CET1 Ratio (1)	$12.93 Book Value Per Share $7.81 Tangible Book Value Per Share (2)

Walnut Creek, CA –January 30, 2026 – (BUSINESS WIRE) – Mechanics Bancorp (Nasdaq: MCHB) (“Mechanics” or the “Company”), the financial holding company of Mechanics Bank, today announced its financial results for the quarter and year ended December 31, 2025. Mechanics reported net income of $124.3 million, or $0.54 per diluted share (3), for the fourth quarter of 2025, compared to $55.2 million, or $0.25 per diluted share, for the third quarter of 2025. For 2025, Mechanics reported net income of $265.7 million, or $1.22 per diluted share, compared to $29.0 million, or $0.14 per diluted share, for 2024. Mechanics’ financial results in 2025 were materially impacted by the merger of HomeStreet Bank with and into Mechanics Bank, which was completed on September 2, 2025. Refer to “Presentation of Results – HomeStreet Bank Merger” below for additional information about the presentation of the financial statements following the merger. In addition, financial results for the fourth quarter of 2025 were impacted by the Company’s adoption of new accounting guidance for certain loans acquired in the HomeStreet merger. Refer to “Adoption of Purchased Seasoned Loans Accounting Standard” for additional discussion.

C.J. Johnson, President and CEO of Mechanics, said, “We had a very strong fourth quarter and I’m quite pleased with the progress that’s been made on our merger integration. More hard work remains, but I’m confident we’ll finish the job and be well-positioned for continued success in 2026 and beyond.”

Fourth Quarter and Year End 2025 Highlights:
•Total assets of $22.4 billion at December 31, 2025, compared with $22.7 billion at September 30, 2025 and $16.5 billion at December 31, 2024.
•Total loans of $14.2 billion at December 31, 2025, resulting in a loans-to-deposits ratio of 75%, compared with $14.6 billion at September 30, 2025 and $9.6 billion at December 31, 2024.
•Total deposits of $19.0 billion at December 31, 2025, compared with $19.5 billion at September 30, 2025 and $13.9 billion at December 31, 2024, and noninterest-bearing deposits of $6.7 billion at December 31, 2025, compared with $6.7 billion at September 30, 2025 and $5.6 billion at December 31, 2024.
•Total cost of deposits was 1.43% for the quarter and 1.40% for the year ended December 31, 2025.
•Strong capital ratios (1), including an estimated 16.28% Total risk-based capital ratio, 14.07% Tier 1 capital ratio, 14.07% CET1 capital ratio and 8.65% Tier 1 leverage ratio at December 31, 2025.
(1) Regulatory capital ratios at December 31, 2025 are preliminary.
(2) Non-GAAP measure. Refer to section “Non-GAAP Financial Measures and Reconciliations” below.
(3) Unless otherwise specified, refers to diluted earnings per share for Class A common stock.

•Allowance for credit losses (“ACL”) to total loans of 1.08%, down from 1.16% at the prior quarter-end.
•No wholesale funding, as all HomeStreet Federal Home Loan Bank (“FHLB”) borrowings and brokered deposits have been paid off.
•Preliminary bargain purchase gain recognized of $145.5 million from the HomeStreet merger, consisting of $55.1 million in the fourth quarter and $90.4 million in the third quarter. The additional bargain purchase gain in the fourth quarter resulted from an updated valuation on Mechanics Bank’s Fannie Mae Delegated Underwriting and Servicing (“DUS”) intangible as a result of the agreement announced in the fourth quarter of 2025 to sell our DUS business line to Fifth Third Bank, which is subject to Fannie Mae’s approval and is expected to close in the first quarter of 2026.
•Non-recurring acquisition and integration costs of $3.5 million in the quarter, compared to $63.9 million in the prior quarter. Such costs were $73.4 million in 2025.

Presentation of Results – HomeStreet Bank Merger

On September 2, 2025, the merger of HomeStreet Bank, the wholly owned subsidiary of Mechanics Bancorp (formerly known as HomeStreet, Inc.) with and into Mechanics Bank, was completed. Mechanics Bank is the accounting acquirer (legal acquiree), HomeStreet Bank is the accounting acquiree and Mechanics Bancorp is the legal acquirer. Mechanics’ financial results for all periods ended prior to September 2, 2025 reflect Mechanics Bank’s historical financial results on a standalone basis. In addition, Mechanics’ reported financial results for the year ended December 31, 2025 reflect Mechanics Bank’s financial results on a standalone basis until the closing of the merger on September 2, 2025 and results of the combined company from September 2, 2025 through December 31, 2025. For periods prior to September 2, 2025, the number of shares issued and outstanding, earnings per share, and all references to share quantities or metrics of Mechanics have been retrospectively restated to reflect the equivalent number of shares issued in the merger since the merger was accounted for as a reverse acquisition. As the accounting acquirer, Mechanics Bank remeasured the identifiable assets acquired and liabilities assumed in the merger as of September 2, 2025 at their acquisition date fair values. The estimates of fair value were recorded based on valuations as of the merger date. These estimates are considered preliminary as of December 31, 2025, are subject to change for up to one year after the merger date, and any changes could be material.

Adoption of Purchased Seasoned Loans Accounting Standard

The Company early adopted Accounting Standards Update (“ASU”) 2025-08, “Financial Instruments–Credit Losses (Topic 326): Purchased Loans,” during the fourth quarter of 2025. This new standard, which the Company elected to early adopt as of January 1, 2025, requires acquired loans that meet certain criteria at acquisition (purchased seasoned loans) to be recognized at their purchase price plus the amount of the allowance for expected credit losses (gross-up approach). As a result, for purchased seasoned loans acquired in the HomeStreet merger, the Company established an allowance for credit losses of $20.3 million at the date of acquisition for these loans and reversed the provision for credit losses recorded in the third quarter. The impact of the adjustments is reflected in the fourth quarter 2025 results presented in this earnings release. Required disclosures regarding the impact of the adoption and its impact on reported third quarter 2025 results will be presented when the Company files its annual report on Form 10-K for the year ended December 31, 2025. In addition, third quarter 2025 results will be retrospectively adjusted when the Company files its quarterly report on Form 10-Q for the quarter ended September 30, 2026.

INCOME STATEMENT HIGHLIGHTS

Summary Income Statement

	Quarter Ended			Year Ended
(in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Total interest income	$255,138	$204,888	$176,852	$811,764	$735,718
Total interest expense	73,673	59,218	48,452	226,046	216,549
Net interest income	181,465	145,670	128,400	585,718	519,169
Provision (reversal of provision) for credit losses on loans	(22,160)	46,058	(4,243)	20,503	(1,559)
Provision (reversal of provision) for credit losses on unfunded lending commitments	(1,316)	960	(465)	(987)	52
Total provision (reversal of provision) for credit losses	(23,476)	47,018	(4,708)	19,516	(1,507)
Net gain (loss) on sales and calls of investment securities	276	155	—	4,568	(207,203)
Bargain purchase gain	55,097	90,363	—	145,460	—
Other noninterest income	23,148	19,260	18,535	72,877	68,083
Total noninterest income (loss)	78,521	109,778	18,535	222,905	(139,120)
Acquisition and integration costs	3,507	63,869	—	73,365	—
Other noninterest expense	126,003	99,460	84,449	396,192	345,859
Total noninterest expense	129,510	163,329	84,449	469,557	345,859
Income before income tax expense (benefit)	153,952	45,101	67,194	319,550	35,697
Income tax expense (benefit)	29,650	(10,060)	15,531	53,811	6,698
Net income	$124,302	$55,161	$51,663	$265,739	$28,999

Net Interest Income

Q4 2025 vs. Q3 2025

Net interest income in the fourth quarter of 2025 was $35.8 million higher than the third quarter of 2025 primarily as a result of the merger with HomeStreet Bank in September 2025. Mechanics’ net interest margin increased from 3.36% to 3.47% primarily due to the full quarter of interest income on the HomeStreet acquired loans and slightly lower cost of deposits.

Full Year 2025 vs. Full Year 2024

Net interest income in 2025 increased $66.5 million as compared to 2024 due primarily to an increase in net interest margin from 3.31% in 2024 to 3.43% in 2025. The increase in net interest margin is primarily due to a 15 basis point reduction in the rates paid on interest-bearing liabilities and a 7 basis point increase on interest-earning asset yields. The decrease in rates paid on interest-bearing liabilities was primarily driven by the payoff of $750 million of Bank Term Funding Program (“BTFP”) borrowings in September 2024, partially offset by higher borrowing costs on acquired debt from the HomeStreet merger. The increase in earning asset yields was primarily driven by higher yields on the investment securities portfolio as a result of higher yields on purchases in 2025.

Provision for Credit Losses

Q4 2025 vs. Q3 2025

The provision for credit losses in the fourth quarter of 2025, which consists of the provision for credit losses on loans and provision for unfunded commitments, was a reversal of provision of $23.5 million, compared to a provision of $47.0 million for the third quarter of 2025. The reversal of provision in the fourth quarter of 2025 was primarily the result of the adoption of ASU 2025-08, which eliminated the double count of the credit mark and the allowance for credit losses on the non-PCD HomeStreet purchased seasoned loans, in addition to lower loan balances due to repayments during the quarter.

Full Year 2025 vs. Full Year 2024

The provision for credit losses for loans and unfunded commitments was $19.5 million in 2025, compared to a $1.5 million reversal of provision in 2024. The increase in provision for 2025 was primarily driven by updates to ACL factors that were driven by a re-evaluation of future economic conditions and interest rate repricing risk.

Noninterest Income

Q4 2025 vs. Q3 2025

Noninterest income in the fourth quarter of 2025 decreased from the third quarter of 2025 primarily due to the bargain purchase gain from the HomeStreet merger, which was $90.4 million in the third quarter and $55.1 million in the fourth quarter.

Full Year 2025 vs. Full Year 2024

Noninterest income for 2025 increased from 2024 primarily due to the bargain purchase gain of $145.5 million from the HomeStreet merger in 2025 and the $207.2 million loss on the sale of lower yielding AFS investment securities as part of a balance sheet restructure in 2024.

Nathan Duda added, “With the updated valuation on the DUS intangible, our bargain purchase gain recognized on the HomeStreet acquisition has increased to a total of $145.5 million, which significantly exceeds our original expectations.”

Noninterest Expense

Q4 2025 vs. Q3 2025

Noninterest expense decreased $33.8 million in the fourth quarter of 2025 compared to the third quarter of 2025, primarily due to non-recurring acquisition and integration related costs of $63.9 million recognized with the HomeStreet merger in the third quarter, partially offset by a full quarter of legacy HomeStreet operating expenses in the fourth quarter.

Full Year 2025 vs. Full Year 2024

Noninterest expense increased $123.7 million for 2025 compared to 2024 primarily due to acquisition and integration related costs of $73.4 million, increases in salaries and employee benefits expense, and four months of legacy HomeStreet operating expenses after the merger.

C.J. Johnson said, “We continue to make progress eliminating redundant costs from the combined banks and are well on our way to achieving our expected cost saves by the fourth quarter of 2026.”

Income Taxes

Q4 2025 vs. Q3 2025

Our effective tax rate during the fourth quarter of 2025 was 19.3% as compared to (22.3)% in the third quarter of 2025 and our federal statutory rate was 21.0%. The bargain purchase gain from the merger with HomeStreet, which is an after-tax item, was $55.1 million in the fourth quarter and $90.4 million in the third quarter. The bargain purchase gain was the primary reason for the low effective tax rate in the fourth quarter and the negative effective tax rate in the third quarter.

Full Year 2025 vs. Full Year 2024

Our effective tax rate for 2025 was 16.8% as compared to 18.8% for 2024 and our federal statutory rate was 21.0%. The $145.5 million bargain purchase gain was the primary reason for the low effective tax rate in 2025.

BALANCE SHEET HIGHLIGHTS
Selected Balance Sheet Items

(in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024

Cash and cash equivalents	$1,029,983	$1,442,647	$2,078,960	$798,309	$999,711
Trading securities	49,518	50,357	—	—	—
Securities available-for-sale	3,993,385	3,490,478	2,562,438	3,586,322	3,065,251
Securities held-to-maturity	1,336,632	1,363,636	1,391,211	1,416,914	1,440,494
Loans held for investment (before ACL)	14,176,936	14,568,795	9,239,834	9,416,024	9,643,497
Total assets	22,351,475	22,708,820	16,571,173	16,540,317	16,490,112

Noninterest-bearing demand deposits	$6,744,082	$6,748,479	$5,453,890	$5,495,994	$5,616,116
Total deposits	19,024,997	19,452,819	13,968,863	13,986,226	13,941,804
Long-term debt	192,014	190,123	—	—	—
Total liabilities	19,489,100	19,934,686	14,154,556	14,166,227	14,188,244
Total shareholders’ equity	2,862,375	2,774,134	2,416,617	2,374,090	2,301,868

Investment Securities

Trading securities totaled $49.5 million at December 31, 2025, compared to $50.4 million at September 30, 2025 and were acquired in the HomeStreet merger. Securities available-for-sale increased by $502.9 million during the fourth quarter to $4.0 billion at December 31, 2025. Securities held-to-maturity decreased by $27.0 million in the fourth quarter and totaled $1.3 billion at December 31, 2025. The net increase in investment securities was primarily due to securities purchased during the quarter.

Loans

Total loans at December 31, 2025 were $14.2 billion, a decrease of $391.9 million from $14.6 billion at September 30, 2025, due primarily to loan repayments during the quarter.

Deposits

Total deposits decreased by $427.8 million during the fourth quarter of 2025 to $19.0 billion at December 31, 2025, due primarily to maturities of certificates of deposits acquired in the HomeStreet merger.

Noninterest-bearing accounts totaled $6.7 billion and represented 35% of total deposits at December 31, 2025, compared to $6.7 billion, or 35% of total deposits, at September 30, 2025.

Insured deposits of $12.2 billion represented 64% of total deposits at December 31, 2025, compared to insured deposits of $12.8 billion, or 66% of total deposits at September 30, 2025.

Borrowings

Total borrowings were $192.0 million at December 31, 2025, compared to $190.1 million at September 30, 2025, and includes subordinated notes, senior notes and trust preferred debt acquired in the HomeStreet merger.

Equity

During the fourth quarter of 2025, total shareholders’ equity increased by $88.2 million to $2.9 billion and tangible common equity (1) increased by $19.0 million to $1.8 billion at December 31, 2025. The increase in total shareholders’ equity for the fourth quarter resulted from net income in the fourth quarter of 2025, less dividends paid to common shareholders.

At December 31, 2025, book value per common share increased to $12.93, compared to $12.54 at September 30, 2025. At December 31, 2025, tangible book value per common share (1) increased to $7.81, compared to $7.73 at September 30, 2025.

(1)Non-GAAP measure. Refer to section “Non-GAAP Financial Measures and Reconciliations” below.

CAPITAL AND LIQUIDITY

Capital ratios remain strong with Total risk-based capital at 16.28% and a Tier 1 leverage ratio of 8.65% at December 31, 2025. The following table presents our regulatory capital ratios as of the dates indicated:

	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024

Mechanics Bancorp (1),(2)
Tier 1 leverage capital (to average assets)	8.65%	10.34%	n/a	n/a	n/a
Common equity Tier 1 capital (to risk-weighted assets)	14.07%	13.42%	n/a	n/a	n/a
Tier 1 risk-based capital (to risk-weighted assets)	14.07%	13.42%	n/a	n/a	n/a
Total risk-based capital (to risk-weighted assets)	16.28%	15.57%	n/a	n/a	n/a

Mechanics Bank (1)
Tier 1 leverage capital (to average assets)	9.58%	11.46%	10.16%	9.91%	9.66%
Common equity Tier 1 capital (to risk-weighted assets)	15.59%	14.87%	18.27%	16.89%	16.14%
Tier 1 risk-based capital (to risk-weighted assets)	15.59%	14.87%	18.27%	16.89%	16.14%
Total risk-based capital (to risk-weighted assets)	16.88%	16.13%	19.10%	17.77%	17.14%

(1)On September 2, 2025, HomeStreet Bank merged with and into Mechanics Bank, with Mechanics Bank surviving the merger and becoming a wholly-owned subsidiary of Mechanics Bancorp. As a result, for periods prior to September 30, 2025, regulatory capital ratios are only presented for Mechanics Bank.
(2)Regulatory capital ratios at December 31, 2025 are preliminary.

At December 31, 2025, Mechanics had available borrowing capacity of $6.2 billion from the FHLB, $4.4 billion from the Federal Reserve and $5.3 billion under borrowing lines established with other financial institutions.

CREDIT QUALITY

Asset Quality Information and Ratios

(dollars in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024

Delinquent loans held for investment:
30-89 days past due	$58,459	$55,883	$106,710	$100,225	$91,337
90+ days past due	34,686	38,316	10,660	5,248	6,082
Total delinquent loans	$93,145	$94,199	$117,370	$105,473	$97,419
Total delinquent loans to loans held for investment	0.66%	0.65%	1.27%	1.12%	1.01%

Nonperforming assets
Nonaccrual loans	$42,863	$60,586	$18,606	$9,905	$10,693
90+ days past due and accruing	3,943	2,653	717	211	211
Total nonperforming loans	46,806	63,239	19,323	10,116	10,904
Foreclosed assets	4,990	1,675	—	13,400	15,600
Total nonperforming assets	$51,796	$64,914	$19,323	$23,516	$26,504

Allowance for credit losses on loans	$153,319	$168,959	$68,334	$75,515	$88,558
Allowance for credit losses on loans to total loans held for investment	1.08%	1.16%	0.74%	0.80%	0.92%
Allowance for credit losses on loans to nonaccrual loans	357.70%	278.88%	367.27%	762.38%	828.22%
Nonaccrual loans to total loans held for investment	0.30%	0.42%	0.20%	0.11%	0.11%
Nonperforming assets to total assets	0.23%	0.29%	0.12%	0.14%	0.16%

At December 31, 2025, total delinquent loans were $93.1 million, compared to $94.2 million at September 30, 2025. Total delinquent loans as a percentage of total loans were 0.66% at December 31, 2025, as compared to 0.65% at September 30, 2025.

At December 31, 2025, nonperforming assets were $51.8 million, compared to $64.9 million at September 30, 2025. The decrease was mostly due to loan charge-offs and repayments. Nonperforming assets as a percentage of total assets decreased to 0.23% at December 31, 2025 as compared to 0.29% at September 30, 2025.

Allowance for Credit Losses

	Quarter Ended			Year Ended
(dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Allowance for credit losses on loans:
Beginning balance	$168,959	$68,334	$103,481	$88,558	$133,778
Initial allowance on acquired purchased credit deteriorated (“PCD”) loans	—	63,494	—	63,494	—
Initial allowance on acquired purchased seasoned loans (“PSL”) (1)	20,252	—	—	20,252	—
Provision (reversal of provision) for credit losses (1)	(22,160)	46,058	(4,243)	20,503	(1,559)
Loans charged off	(17,052)	(12,803)	(13,512)	(52,021)	(59,546)
Recoveries	3,320	3,876	2,832	12,533	15,885
Ending balance	$153,319	$168,959	$88,558	$153,319	$88,558

Allowance for credit losses on unfunded lending commitments:
Beginning balance	$8,431	$3,735	$4,831	$4,366	$4,314
Initial allowance on acquired loans	—	3,736	—	3,736	—
Provision (reversal of provision) for credit losses	(1,316)	960	(465)	(987)	52
Ending balance	$7,115	$8,431	$4,366	$7,115	$4,366

Net charge-offs to average loans (2)	0.38%	0.32%	0.43%	0.36%	0.43%

(1) The third quarter of 2025 included a provision for credit losses of $20.2 million for non-PCD loans, which are also considered purchased seasoned loans, acquired in the HomeStreet merger. As discussed in “Adoption of Purchased Seasoned Loans Accounting Standard,” in the fourth quarter of 2025, the Company established an allowance for credit losses of $20.3 million at the date of acquisition for these loans and reversed the provision for credit losses recorded in the third quarter. Required disclosures regarding the impact of the adoption and its impact on reported third quarter 2025 results will be presented when the Company files its annual report on Form 10-K for the year ended December 31, 2025. In addition, third quarter 2025 results will be retrospectively adjusted when the Company files its quarterly report on Form 10-Q for the quarter ended September 30, 2026.
(2) For periods less than a year, ratios are annualized.

The allowance for credit losses on loans totaled $153.3 million, or 1.08% of total loans at December 31, 2025, compared to $169.0 million, or 1.16% of total loans at September 30, 2025. The allowance decreased due to repayments in the auto portfolio, which has a higher level of reserves, and the charge off of a specific reserve associated with an acquired syndicated loan.

Conference Call

The Company will host a conference call and webcast to discuss its fourth quarter 2025 financial results at 11:00 a.m. Eastern Time (ET) on Friday, January 30, 2026. Investors and analysts interested in participating in the call are invited to dial 1-833-470-1428 (international callers please dial 1-646-844-6383) and use access code 763176 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available on the Company’s website at https://ir.mechanicsbank.com. The earnings presentation for the call will also be available on the Company’s Investor Relations website prior to the call.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed through the News & Events tab of the Company’s website as well as by dialing 1-866-813-9403 (international callers please dial 1-929-458-6194). The pin to access the telephone replay is 196939. The replay will be available until 11:59 p.m. (Eastern Time) on February 6, 2026.

About Mechanics Bancorp

Mechanics Bancorp (NASDAQ: MCHB) is headquartered in Walnut Creek, Calif., and is the financial holding company of Mechanics Bank, a full-service bank with $22.4 billion in assets as of December 31, 2025, and 166 branches across California, Oregon, Washington and Hawaii. Founded in 1905 to help families, businesses and communities prosper, Mechanics Bank offers a wide range of products and services in consumer and business banking, commercial lending, cash management services, private banking, and comprehensive wealth management and trust services.

To learn more, visit www.MechanicsBank.com.

Cautionary Note

The information contained herein is preliminary and based on Company data available at the time of this earnings release. It speaks only as of the particular date or dates included in the earnings release. Except as required by law, Mechanics does not undertake an obligation to, and disclaims any duty to, update any of the information herein.

Forward-Looking Statements

This earnings release, including information incorporated by reference herein, contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, contained or incorporated by reference in this Annual Report, including statements regarding our plans, objectives, expectations, strategies, beliefs, or future performance or events, are forward-looking statements. Generally, forward-looking statements include the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “look,” “may,” “optimistic,” “plan,” “potential,” “projection,” “should,” “will,” and “would” and similar expressions (or the negative of these terms), although not all forward-looking statements contain these identifying words. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates, and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. Furthermore, the following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this earnings release:

•substantial non-recurring and integration costs, which may be greater than anticipated due to unexpected events;
•failure to realize the anticipated benefits of the HomeStreet merger;
•our ability to effectively manage our expanded operations;
•negative developments and events impacting the financial services industry;
•the soundness of other financial institutions;
•our ability to maintain sufficient liquidity, or an increase in the cost of liquidity;
•unpredictable economic, market and business conditions;
•interest rate risk, and fluctuations in interest rates;
•inflationary pressures and rising prices;
•adverse changes in real estate market values;
•the impact of climate change, including indirectly through impacts on our customers;
•the adequacy of our allowances for credit losses for loans and debt securities;
•incurring losses in our loan portfolio despite strict adherence to our underwriting practices;
•fluctuations in our mortgage origination business based upon seasonal and other factors;

•our geographic concentration, which may magnify the adverse effects and consequences of any regional or local economic downturn;
•the accuracy of independent appraisals to determine the value of the real estate that secures a substantial portion of our loans;
•the ability of our small- to medium-sized borrowers to weather adverse business developments;
•our ability to fully identify and mitigate exposure to the various risks that we face, including interest rate, credit, liquidity and market risk;
•our ability to mitigate our exposure to interest rate risk;
•negative publicity regarding us, or financial institutions in general;
•environmental liability risk associated with our lending activities;
•our ability to adapt our services to changes in the marketplace related to mortgage servicing or origination, technology or in changes in the requirements of governmental authorities and customers;
•our ability to develop, implement and maintain an effective system of internal control over financial reporting;
•the potential that we may identify material weaknesses in our internal control over financial reporting in the future, which may result in material misstatements of our financial statements;
•the potential that we may write off goodwill and other intangible assets resulting from business combinations;
•dependence on our management team;
•exposure to fraudulent and negligent acts by our customers and the parties they do business with, as well as from employees, contractors and vendors;
•legal claims and litigation, including potential securities law liabilities;
•employee class action lawsuits or other legal proceedings;
•our ability to raise additional capital, if needed;
•competition from other financial institutions and financial service companies;
•regulatory restrictions that may delay, impede or prohibit our ability to consider certain acquisitions and opportunities;
•extensive supervision and regulation that could restrict our activities and impose financial requirements or limitations on the conduct of our business and limit our ability to generate income;
•our ability to comply with stringent capital requirements;
•the impact of federal and state regulators’ examination of our business;
•our ability to comply with the Bank Secrecy Act and other anti-money laundering statutes and regulations;
•our reliance on dividends from Mechanics Bank;
•our ability to raise debt or capital to pay off our debts upon maturity;
•our level of indebtedness following the completion of the HomeStreet merger;
•increasing and continually evolving cybersecurity and other technological risks;
•our ability to adapt to rapid technological change;
•our ability to effectively implement new technological solutions or enhancements to existing systems or platforms;
•our dependence on our computer and communications systems;
•Ford Financial Funds and their controlled affiliates control approximately 77% of the voting power of Mechanics, and have the ability to elect all of our directors and control most other matters submitted to our shareholders for approval;
•we are a “controlled company” within the meaning of the rules of NASDAQ and, as a result, we qualify for, and rely on, exemptions from certain corporate governance standards;
•future sales of shares by existing shareholders could cause our stock price to decline;
•our reliance on certain entities affiliated with the Ford Financial Funds for services;
•reduced disclosure requirements as a smaller reporting company; and
•certain of our shareholders have registration rights, the exercise of which could adversely affect the trading price of our common stock.

A discussion of the factors, risks and uncertainties that could affect our financial results, business goals and operational and financial objectives is also contained in the Risk Factors included on Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 2, 2025. We strongly recommend readers review those disclosures in conjunction with the discussions herein. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and should not be relied upon as a prediction of actual results or future events.

Forward-looking statements in this earnings release are based on management’s expectations at the time such statements are made and speak only as of the date made. The Company does not assume any obligation or undertake to update any forward-looking statements after the date of this earnings release as a result of new information, future events or developments, except as required by federal securities or other applicable laws, although the Company may do so from time to time. All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and factors that the Company currently deems immaterial may become material, and it is impossible for the Company to predict these events or how they may affect the Company.

Investor Relations Inquiries:

Contact:	Mechanics Bancorp
Nathan Duda
Executive Vice President and Chief Financial Officer
ir@mechanicsbank.com

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(dollars in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024

ASSETS
Cash and cash equivalents	$1,029,983	$1,442,647	$2,078,960	$798,309	$999,711
Trading securities	49,518	50,357	—	—	—
Securities available-for-sale	3,993,385	3,490,478	2,562,438	3,586,322	3,065,251
Securities held-to-maturity	1,336,632	1,363,636	1,391,211	1,416,914	1,440,494
Loans held for sale	5,967	54,985	415	219	543
Loan receivables	14,176,936	14,568,795	9,239,834	9,416,024	9,643,497
Allowance for credit losses on loans	(153,319)	(168,959)	(68,334)	(75,515)	(88,558)
Net loan receivables	14,023,617	14,399,836	9,171,500	9,340,509	9,554,939
Mortgage servicing rights	85,832	88,595	—	—	—
Other real estate owned	4,990	1,675	—	13,400	15,600
Federal Home Loan Bank stock, at cost	17,292	17,294	17,250	17,250	17,250
Premises and equipment, net	143,895	143,917	114,715	115,509	117,362
Bank-owned life insurance	170,339	169,163	84,786	84,300	83,741
Goodwill	843,305	843,305	843,305	843,305	843,305
Other intangible assets, net	212,491	143,264	33,309	35,975	38,744
Right-of-use asset	82,076	85,657	56,696	56,268	53,545
Interest receivable and other assets	352,153	414,011	216,588	232,037	259,627
TOTAL ASSETS	$22,351,475	$22,708,820	$16,571,173	$16,540,317	$16,490,112
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Noninterest-bearing demand deposits	$6,744,082	$6,748,479	$5,453,890	$5,495,994	$5,616,116
Interest-bearing transaction accounts	8,128,832	7,918,670	6,359,590	6,357,909	6,138,909
Savings and time deposits	4,152,083	4,785,670	2,155,383	2,132,323	2,186,779
Total deposits	19,024,997	19,452,819	13,968,863	13,986,226	13,941,804
Long-term debt	192,014	190,123	—	—	—
Operating lease liability	86,794	90,796	59,233	58,914	56,094
Interest payable and other liabilities	185,295	200,948	126,460	121,087	190,346
TOTAL LIABILITIES	19,489,100	19,934,686	14,154,556	14,166,227	14,188,244
SHAREHOLDERS’ EQUITY
Common stock	2,402,193	2,401,989	2,122,374	2,122,117	2,122,117
Retained earnings	456,695	380,954	325,793	283,308	239,517
Accumulated other comprehensive income (loss), net of tax	3,487	(8,809)	(31,550)	(31,335)	(59,766)
TOTAL SHAREHOLDERS’ EQUITY	2,862,375	2,774,134	2,416,617	2,374,090	2,301,868
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$22,351,475	$22,708,820	$16,571,173	$16,540,317	$16,490,112

Common shares outstanding-Class A and B	221,305,009	221,203,135	202,015,832	201,999,328	201,999,328

CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	Quarter Ended			Year Ended
(dollars in thousands, except per share amounts)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024

INTEREST INCOME
Loans interest and fees	$192,591	$141,773	$124,504	$572,272	$528,514
Investment securities	49,529	40,266	40,572	179,393	131,810
Interest-bearing cash and other	13,018	22,849	11,776	60,099	75,394
Total interest income	255,138	204,888	176,852	811,764	735,718
INTEREST EXPENSE
Deposits	68,967	57,496	48,399	219,618	189,258
Borrowed funds	—	124	1	124	26,429
Long-term debt	4,706	1,598	52	6,304	862
Total interest expense	73,673	59,218	48,452	226,046	216,549
Net interest income	181,465	145,670	128,400	585,718	519,169
Provision (reversal of provision) for credit losses on loans	(22,160)	46,058	(4,243)	20,503	(1,559)
Provision (reversal of provision) for credit losses on unfunded lending commitments	(1,316)	960	(465)	(987)	52
Net interest income after provision for credit losses	204,941	98,652	133,108	566,202	520,676
NONINTEREST INCOME (LOSS)
Service charges on deposit accounts	6,360	5,875	5,796	23,221	23,650
Trust fees and commissions	3,565	3,117	3,478	13,017	12,319
ATM network fee income	4,137	3,425	3,074	13,490	12,158
Loan servicing income	1,873	680	182	2,898	968
Net gain (loss) on sales and calls of investment securities	276	155	—	4,568	(207,203)
Income from bank-owned life insurance	1,699	2,120	456	4,848	2,600
Bargain purchase gain	55,097	90,363	—	145,460	—
Other	5,514	4,043	5,549	15,403	16,388
Total noninterest income (loss)	78,521	109,778	18,535	222,905	(139,120)
NONINTEREST EXPENSE
Salaries and employee benefits	68,566	54,168	43,456	219,319	191,173
Occupancy	11,967	9,566	8,200	37,842	32,313
Equipment	9,826	7,288	5,771	29,271	23,414
Professional services	6,816	5,560	5,976	23,199	21,374
FDIC assessments and regulatory fees	1,851	2,722	5,946	8,999	14,625
Amortization of intangible assets	7,479	4,251	2,742	17,134	13,447
Data processing	4,876	3,315	2,167	11,741	8,901
Loan related	3,802	4,439	1,559	13,038	6,975
Marketing and advertising	1,123	680	666	3,131	3,269
Other real estate owned related	(221)	(103)	617	2,464	2,505
Acquisition and integration costs	3,507	63,869	—	73,365	—
Other	9,918	7,574	7,349	30,054	27,863
Total noninterest expense	129,510	163,329	84,449	469,557	345,859
Income before income tax expense (benefit)	153,952	45,101	67,194	319,550	35,697
INCOME TAX EXPENSE (BENEFIT)	29,650	(10,060)	15,531	53,811	6,698
NET INCOME	$124,302	$55,161	$51,663	$265,739	$28,999

Basic earnings per share
Class A common stock	$0.54	$0.25	$0.24	$1.22	$0.14
Class B common stock	$5.36	$2.53	$2.44	$12.03	$1.37
Diluted earnings per share
Class A common stock	$0.54	$0.25	$0.24	$1.22	$0.14
Class B common stock	$5.36	$2.53	$2.44	$12.03	$1.37
Basic weighted-average shares outstanding
Class A common stock	220,865,980	207,189,764	200,884,880	207,512,468	200,878,747
Class B common stock	1,114,448	1,114,448	1,114,448	1,114,448	1,114,448
Diluted weighted-average shares outstanding
Class A common stock	221,095,493	207,258,678	200,977,311	207,617,154	200,938,167
Class B common stock	1,114,448	1,114,448	1,114,448	1,114,448	1,114,448

LOANS HELD FOR INVESTMENT

(in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024

Commercial and industrial	$482,170	$547,311	$280,551	$352,267	$410,040
Commercial real estate
Multifamily	5,355,252	5,448,374	2,826,750	2,833,328	2,794,581
Non-owner occupied	1,740,277	1,864,040	1,551,617	1,618,001	1,657,597
Owner occupied	689,079	709,239	323,419	341,446	360,100
Construction and land development	493,992	535,776	135,013	119,089	104,430
Residential real estate	3,970,803	3,907,101	2,438,271	2,336,268	2,280,963
Auto	791,012	954,615	1,147,967	1,363,084	1,596,935
Other consumer	654,351	602,339	536,246	452,541	438,851
Total LHFI	$14,176,936	$14,568,795	$9,239,834	$9,416,024	$9,643,497

COMPOSITION OF DEPOSITS

(in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024

Deposits by product:
Noninterest-bearing demand deposits	$6,744,082	$6,748,479	$5,453,890	$5,495,994	$5,616,116
Interest-bearing:
Interest-bearing demand deposits	1,878,468	1,733,215	1,331,785	1,384,081	1,435,266
Savings	1,367,475	1,398,430	1,173,943	1,201,988	1,216,900
Money market	6,250,364	6,185,455	5,027,805	4,973,828	4,703,643
Certificates of deposit	2,784,608	3,387,240	981,440	930,335	969,879
Total interest-bearing deposits	12,280,915	12,704,340	8,514,973	8,490,232	8,325,688
Total deposits	$19,024,997	$19,452,819	$13,968,863	$13,986,226	$13,941,804

SUMMARY FINANCIAL DATA

	Quarter Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Select performance ratios:
Return on average equity (1)	17.66%	8.61%	8.95%	10.57%	1.29%
Return on average tangible equity (1) , (2)	28.47%	14.17%	15.09%	17.37%	2.83%
Return on average assets (1)	2.20%	1.18%	1.25%	1.44%	0.17%
Efficiency ratio	49.8%	63.9%	57.5%	58.1%	91.0%
Efficiency ratio (non-GAAP) (2)	46.9%	62.3%	55.6%	55.9%	87.5%
Net interest margin (1)	3.47%	3.36%	3.38%	3.43%	3.31%

	As of
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024

Other data:
Book value per share	$12.93	$12.54	$11.96	$11.75	$11.40
Tangible book value per share (2)	$7.81	$7.73	$7.26	$7.05	$6.70
Common equity ratio	12.81%	12.22%	14.58%	14.35%	13.96%
Tangible common equity ratio (2)	8.48%	8.23%	9.81%	9.54%	9.10%
Loans to deposit ratio	74.52%	74.89%	66.15%	67.32%	69.17%
Full time equivalent employees	1,921	2,036	1,303	1,426	1,439

(1)For periods less than a year, ratios are annualized.
(2)Return on average tangible equity, efficiency ratio (excluding the impact of intangible amortization), tangible book value per share, and tangible common equity ratio are non-GAAP financial measures. For a reconciliation of these measures to the comparable GAAP financial measure or the computation of the measure, see “Non-GAAP Financial Measures and Reconciliations” below.

NET INTEREST MARGIN

	Quarter Ended
	December 31, 2025			September 30, 2025			December 31, 2024
(dollars in thousands)	Average Balance	Interest	Average Yield/Cost (1)	Average Balance	Interest	Average Yield/Cost (1)	Average Balance	Interest	Average Yield/Cost (1)

Assets:
Interest-earning assets:
Cash and cash equivalents	$1,094,743	$10,262	3.72%	$1,851,414	$19,858	4.26%	$935,774	$10,348	4.40%
Investment securities	5,090,812	49,529	3.86%	4,248,163	40,266	3.76%	4,319,572	40,572	3.74%
Loans (2)	14,412,244	192,591	5.30%	10,959,795	141,773	5.13%	9,777,388	124,504	5.07%
FHLB stock and other investments	149,275	2,756	7.33%	119,880	2,991	9.90%	98,779	1,428	5.75%
Total interest-earning assets	20,747,074	255,138	4.88%	17,179,252	204,888	4.73%	15,131,513	176,852	4.65%
Noninterest-earning assets	1,686,765			1,418,197			1,300,345
Total assets	$22,433,839			$18,597,449			$16,431,858
Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	$1,789,672	$2,815	0.62%	$1,480,835	$1,196	0.32%	$1,389,096	$1,575	0.45%
Money market and savings	7,637,068	40,636	2.11%	6,701,690	42,382	2.51%	6,012,678	39,718	2.63%
Certificates of deposit	3,089,704	25,516	3.28%	1,758,659	13,918	3.14%	1,021,815	7,106	2.77%
Total	12,516,444	68,967	2.19%	9,941,184	57,496	2.29%	8,423,589	48,399	2.29%
Borrowings:
Borrowings	—	—	—%	10,939	124	4.48%	—	—	—%
Long-term debt	190,783	4,706	9.79%	63,034	1,598	10.06%	3,545	53	5.88%
Total interest-bearing liabilities	12,707,227	73,673	2.30%	10,015,157	59,218	2.35%	8,427,134	48,452	2.29%
Noninterest-bearing liabilities:
Demand deposits (3)	6,634,915			5,823,539			5,503,664
Other liabilities	299,387			216,836			203,884
Total liabilities	19,641,529			16,055,532			14,134,682
Shareholders’ equity	2,792,310			2,541,917			2,297,176
Total liabilities and shareholders’ equity	$22,433,839			$18,597,449			$16,431,858
Net interest income		$181,465			$145,670			$128,400
Net interest rate spread			2.58%			2.38%			2.36%
Net interest margin			3.47%			3.36%			3.38%

(1)For periods less than a year, ratios are annualized.
(2)Includes loans held for sale.
(3)Cost of all deposits, including noninterest-bearing demand deposits, was 1.43%, 1.45% and 1.38% for the quarters ended December 31, 2025, September 30, 2025 and December 31, 2024, respectively.

	Year Ended December 31,
	2025			2024
(dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets:
Cash and cash equivalents	$1,270,348	$51,975	4.09%	$1,377,338	$69,662	5.06%
Investment securities	4,615,697	179,393	3.89%	4,016,215	131,810	3.28%
Loans (1)	11,063,647	572,272	5.17%	10,177,692	528,514	5.19%
FHLB stock and other investments	118,599	8,124	6.85%	101,598	5,732	5.64%
Total interest-earning assets	17,068,291	811,764	4.76%	15,672,843	735,718	4.69%
Noninterest-earning assets	1,426,002			1,330,445
Total assets	$18,494,293			$17,003,288
Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	$1,505,484	$6,354	0.42%	$1,474,428	$9,177	0.62%
Money market and savings	6,660,081	162,114	2.43%	5,835,061	151,689	2.60%
Certificates of deposit	1,693,105	51,150	3.02%	1,021,679	28,392	2.78%
Total	9,858,670	219,618	2.23%	8,331,168	189,258	2.27%
Borrowings:
Borrowings	2,760	124	4.48%	553,284	26,429	4.78%
Long-term debt	63,976	6,304	9.85%	15,809	862	5.45%
Total interest-bearing liabilities	9,925,406	226,046	2.28%	8,900,261	216,549	2.43%
Noninterest-bearing liabilities:
Demand deposits (2)	5,817,264			5,640,938
Other liabilities	236,997			206,823
Total liabilities	15,979,667			14,748,022
Shareholders’ equity	2,514,626			2,255,266
Total liabilities and shareholders’ equity	$18,494,293			$17,003,288
Net interest income		$585,718			$519,169
Net interest spread			2.48%			2.26%
Net interest margin			3.43%			3.31%

(1)Includes loans held for sale.
(2)Cost of deposits including noninterest-bearing deposits, was 1.40% and 1.35% for the years ended December 31, 2025 and 2024, respectively.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

This document contains non-GAAP financial measures of our financial performance, including return on average tangible equity, efficiency ratio (excluding the impact of intangible amortization), tangible book value per share and tangible common equity ratio. We believe that these non-GAAP financial measures provide useful information because they are used by management to evaluate our operating performance, without the impact of goodwill and other intangible assets. However, these financial measures are not intended to be considered in isolation of or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP and should be viewed in addition to, and not as an alternative to, its GAAP results. The non-GAAP financial measures Mechanics presents may differ from similarly captioned measures presented by other companies.

(dollars in thousands, except per share amounts)		Quarter Ended			Year Ended

Return on Average Equity and Return on Average Tangible Equity	Ref.	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Net income	(a)	$124,302	$55,161	$51,663	$265,739	$28,999
Add: intangibles amortization, net of tax (1)		5,442	3,040	1,961	12,305	9,615
Net income, excluding the impact of intangible amortization, net of tax	(b)	$129,744	$58,201	$53,624	$278,044	$38,614

Average shareholders’ equity	(c)	$2,792,310	$2,541,917	$2,297,176	$2,514,626	$2,255,266
Less: average goodwill and other intangible assets		984,105	912,679	883,522	914,226	888,462
Average tangible shareholders’ equity	(d)	$1,808,205	$1,629,238	$1,413,654	$1,600,400	$1,366,804

Return on average equity (2)	(a) / (c)	17.66%	8.61%	8.95%	10.57%	1.29%
Return on average tangible equity (non-GAAP) (2)	(b) / (d)	28.47%	14.17%	15.09%	17.37%	2.83%

(1) Estimated statutory tax rate of 27.25% and 28.19% for the quarter and year ended December 31, 2025, respectively, and 28.50% for all other periods presented.
(2) For periods less than a year, ratios are annualized.
		Quarter Ended			Year Ended
Efficiency Ratio		December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Noninterest expense	(e)	$129,510	$163,329	$84,449	$469,557	$345,859
Less: intangibles amortization		7,479	4,251	2,742	17,134	13,447
Noninterest expense, excluding the impact of intangible amortization	(f)	122,031	159,078	81,707	452,423	332,412
Net interest income	(g)	181,465	145,670	128,400	585,718	519,169
Noninterest income (loss)	(h)	78,521	109,778	18,535	222,905	(139,120)
Efficiency ratio	(e) / (g+h)	49.8%	63.9%	57.5%	58.1%	91.0%
Efficiency ratio (non-GAAP)	(f) / (g+h)	46.9%	62.3%	55.6%	55.9%	87.5%

		As of
Book Value per Share and Tangible Book Value per Share		December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024

Total shareholders’ equity	(i)	$2,862,375	$2,774,134	$2,416,617	$2,374,090	$2,301,868
Less: goodwill and other intangible assets		1,055,796	986,569	876,614	879,280	882,049
Total tangible shareholders’ equity	(j)	$1,806,579	$1,787,565	$1,540,003	$1,494,810	$1,419,819

Common shares outstanding-Class A and B	(k)	221,305,009	221,203,135	202,015,832	201,999,328	201,999,328

Common shares outstanding-Class A		220,190,561	220,088,687	200,901,384	200,884,880	200,884,880
Common shares outstanding-Class B-adjusted		11,144,480	11,144,480	11,144,480	11,144,480	11,144,480
Shares outstanding at period end-adjusted (3)	(l)	231,335,041	231,233,167	212,045,864	212,029,360	212,029,360

Book value per share	(i) / (k)	$12.93	$12.54	$11.96	$11.75	$11.40
Tangible book value per share (non-GAAP)	(j) / (l)	$7.81	$7.73	$7.26	$7.05	$6.70

(3) Includes 11,144,480 Class A Shares issuable upon the conversion of 1,114,448 Class B Shares outstanding. Class B Shares also are treated as if such share had been converted into ten Class A Shares for purposes of calculating the economic rights of the Class B Shares, including upon liquidation of the Company or the declaration of dividends or distributions by the Company.

		As of
Common Equity Ratio and Tangible Common Equity Ratio		December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024

Total shareholders’ equity	(m)	$2,862,375	$2,774,134	$2,416,617	$2,374,090	$2,301,868
Less: goodwill and other intangible assets		1,055,796	986,569	876,614	879,280	882,049
Total tangible shareholders’ equity	(n)	$1,806,579	$1,787,565	$1,540,003	$1,494,810	$1,419,819

Total assets	(o)	$22,351,475	$22,708,820	$16,571,173	$16,540,317	$16,490,112
Less: goodwill and other intangible assets		1,055,796	986,569	876,614	879,280	882,049
Total tangible assets	(p)	$21,295,679	$21,722,251	$15,694,559	$15,661,037	$15,608,063

Common equity ratio	(m) / (o)	12.81%	12.22%	14.58%	14.35%	13.96%
Tangible common equity ratio (non-GAAP)	(n) / (p)	8.48%	8.23%	9.81%	9.54%	9.10%